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                                                           January 11, 1996



Levi Strauss Associates Inc.
1155 Battery Street
San Francisco, CA 94111
Attn:  George B. James
       Senior Vice President and
       Chief Financial Officer

Dear George:

     You have asked us to determine the fair market value of the Class E and Class L Common Stock (collectively, the "Common Stock") of Levi Strauss Associates Inc. ("LSAI" or the "Company") as of November 30, 1995 (the "Valuation Date"), using certain assumptions specified by the Company as set forth below. In our engagement letter relating to this assignment (the "Engagement Letter"), you instructed us not to take into account the possibility or nature of the capital structure transaction currently being contemplated by the Company and the holders of Class L Common Stock (the "Contemplated Transaction"). It is understood that this valuation opinion may be used by the Company to evaluate certain transactions in connection with the Contemplated Transaction and for the other purposes described in the Engagement Letter. We have not been asked to determine, and this valuation opinion does not opine to, the fairness to the Company, or to any holders of the Class E Common Stock or Class L Common Stock, of the Contemplated Transaction, or of any other capital structure transaction.

     You have requested us to provide a valuation opinion based on the following definition of fair market value: fair market value is defined as the price at which shares of Common Stock would trade, as of the Valuation Date, in a public market, had there been such a public market for the stock on the Valuation Date, and without giving consideration to an acquisition or control premium, or to a private market discount factor.

     For the purposes of this opinion we have:


     (i) reviewed the consolidated audited financial statements of LSAI for recent years and interim periods to date and certain other relevant financial and operating data of LSAI made available to us from published sources and from the internal records of the Company;

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Levi Strauss Associates Inc.
January 11, 1996
Page 2


     (ii) reviewed certain internal financial and operating information (including financial projections) prepared by the management of LSAI relating to LSAI and its principal operating subsidiaries;

     (iii) discussed the business and prospects of LSAI and its operating subsidiaries with the senior management of LSAI;

     (iv) compared the financial information relating to the Company's business with published financial information concerning certain companies whose businesses we deemed to be comparable, in whole or in part, to those of the Company;

     (v) analyzed the market prices and trading characteristics of the common stock for recent periods up to the Valuation Date of certain companies whose businesses we deemed to be comparable, in whole or in part, to those of the Company;

     (vi) reviewed various securities analysts' reports and earnings projections regarding firms in the apparel industry and general apparel industry trends on or about the Valuation Date;

     (vii)   reviewed the condition of the securities markets at the Valuation
             Date;

     (viii) reviewed the Registration Statements which relates to the Company's Employee Investment Plan and Employee Long-Term Investment and Savings Plan (collectively, the "Plans") and the underlying Plan documents, as well as reviewed the terms of the Common Stock;

     (ix) performed such other analyses and examinations and conducted such other discussions as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections provided to us by the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

     This opinion is rendered on the basis of economic and securities market conditions prevailing as of the Valuation Date, and the conditions and prospects, financial and
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Levi Strauss Associates Inc.
January 11, 1996
Page 3


otherwise, of the Company as they have been represented to us as of the Valuation Date. The valuation of any security is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm preparing such valuation. Consequently, the valuation opinion expressed herein is not necessarily indicative of the prices at which a share of Common Stock may actually trade in the public markets at any future time. In addition, the market price of a share of Common Stock will fluctuate with changes in prevailing interest rates, conditions in the public securities market, and the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the prices of securities.

     Morgan Stanley performs for the Company analyses of the value of large blocks of the Class L Common Stock which give consideration to a private market discount factor due to the lack of liquidity for such blocks.

     It is understood that (i) we have not considered whether our valuation of the Class E Common Stock constitutes "adequate consideration" as that term is defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended and that such determination will be made solely by the Trustee of the Plans and (ii) all fiduciary decisions concerning the Plans will be made by the Trustee or other named fiduciaries, including but not limited to decisions concerning purchases or sales of Class E Common Stock.

     Based upon the foregoing, and such other factors as we deem relevant, we are of the opinion that the fair market value of a share of Common Stock as of November 30, 1995, based on certain assumptions specified by the Company as set forth above, was $189 based on 52,842,342 shares of Common Stock and 404,750 stock options issued and outstanding as of the Valuation Date.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Gordon G. Dean
                                             ------------------------------
                                             Gordon G. Dean
                                             Principal